EXHIBIT 99

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901
203.499.2812 Fax:  203.499.3626

NEWS RELEASE
May 3, 2011	Analyst Contact:	Susan Allen	203-499-2409
	Media Contact:	Michael West Jr.	203-499-3858

UIL Holdings Corporation Reports First Quarter 2011 Financial Results and Increases 2011 Earnings Guidance

UIL Holdings Corporation (NYSE: UIL) today reported consolidated net income of $52.0 million, or $1.02 per diluted share, compared to net income of $16.1 million, or $0.53 per diluted share for the same period last year.  The 2011 consolidated quarterly results include $37.4 million, or $0.73 per diluted share, from the recently acquired gas companies and the impacts from the acquisition as detailed in the table below.

“UIL had a solid first quarter in 2011.  It was the first full quarter of earnings from the gas businesses, GenConn Devon was fully operational and we had higher earnings from transmission due to a higher rate base,” commented James P. Torgerson, UIL’s President and CEO.  “And, we have identified the savings that we had projected from the acquisition of the gas companies and we are on track to integrate the processes and initiatives needed to have the savings realized in 2012.”

“Also, we have launched an aggressive marketing campaign to convert businesses and households in our territory to natural gas,” added Torgerson.  “There are substantial savings to using natural gas compared to other energy sources, and approximately 37% of businesses and households on our gas mains are not currently natural gas customers.”

The following table provides earnings per diluted share for the first quarter of 2011, compared to the same period in 2010.

	Quarter Ended March 31,
	2011	2010	Difference

EPS - diluted
UIL excl. acquisition & transition related activities	$0.59	$0.53	$0.06
Gas distribution	$0.73	$-	$0.73
Interest expense related to $450M debt issuance	$(0.06)	$-	$(0.06)
September 2010 equity issuance	$(0.24)	$-	$(0.24)

UIL Consolidated	$1.02	$0.53	$0.49

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Electric distribution, CTA & other

Earnings from the electric distribution business in the first quarter of 2011 were $10.7 million, or $0.21 per diluted share, compared to $9.9 million, or $0.33 per diluted share, for the same period in 2010.  The increase in earnings was primarily attributable to increased income from the investment in GenConn, partially offset by increased operating expenses and lower CTA rate base.  GenConn Devon contributed $2.1 million, or $0.04 per diluted share. GenConn Middletown remains on track to be operational in June.

Electric transmission

Earnings from the electric transmission business in the first quarter of 2011 were $7.7 million, or $0.15 per diluted share, compared to $6.7 million, or $0.22 per diluted share, for the same period in 2010.  The increase was primarily attributable to an increase in the AFUDC, as well as higher rate base, partially offset by lower equity capitalization, and a lower allowed return compared to first quarter 2010.

Gas distribution

Earnings from the gas distribution businesses in the first quarter of 2011 were $37.4 million, or $0.73 per diluted share, which reflect colder than normal weather in the first quarter.  The first calendar quarter is typically the strongest earnings quarter of the year for gas operations.

Corporate

UIL Holdings retains certain costs, primarily interest expense, at the holding company, or “corporate” levels, which are not allocated to the various subsidiaries.  UIL Corporate incurred net after-tax costs of $3.8 million, or $0.07 per diluted share in the first quarter of 2011, compared to net after-tax costs of $0.5 million, or $0.02 per diluted share, in the same period of 2010.  The increase was predominately attributable to interest expense of $3.2 million, or $0.06 per diluted share, related to the October 2010 issuance of $450 million of public debt used to partially fund the acquisition.
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Looking Forward

UIL has revised it previous guidance upward and narrowed the range.  UIL’s revised consolidated earnings estimate for 2011 is $1.85-$2.00 per diluted share compared to the previous guidance of $1.75-$1.95 per basic share.  The revision is primarily due to higher than expected first quarter earnings from gas distribution companies.  Accordingly, guidance for the gas distribution companies has been increased to a range of $0.78-$0.88 per diluted share from the previous guidance of $0.70-$0.80 per basic share.  The earnings guidance for UI and UIL Corporate has not been revised.  Details of the 2011 earnings estimates are summarized as follows:

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2011 Earnings Expectations

	Approximate Net Income(2)	EPS - diluted(3)

Electric distribution, CTA & other	$39 - $46	$0.78 - $0.90
Electric transmission	$28 - $30	$0.55 - $0.60

Total UI (1)	$68 - $73	$1.35 - $1.45

Gas distribution	$39 - $45	$0.78 - $0.88

UIL Corporate	$(15) - ($14)	$(0.30) - ($0.28)

Total UIL (1)	$94 - $101	$1.85 - $2.00

(1) Expectations are not intended to be additive
(2) Rounded to the nearest million
(3) Assumes approximately 51.0 million average shares outstanding

The revision to the gas distribution companies’ guidance is primarily due to colder than normal weather during the winter heating season.  The first quarter is typically the highest sales quarter of the year for gas companies, and the narrowing of the UIL earnings guidance reflects the seasonality of the gas companies’ earnings.

First Quarter 2011 Earnings Conference Call

In conjunction with this earnings release, UIL will conduct a webcast conference call with financial analysts on Wednesday, May 4, 2011, beginning at 10:00 a.m. eastern time.  UIL’s executive management will present an overview of the financial results followed by a question and answer session.  Interested parties, including analysts, investors and the media, may listen live via the internet by logging onto the Investors section of UIL’s website at http://www.uil.com. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

Headquartered in New Haven, Connecticut, UIL Holdings Corporation (NYSE:UIL) is a diversified energy delivery company serving a total of 690,000 electric and natural gas utility customers in 66 communities across two states, with combined total assets of over $4 billion.

UIL is the parent company for The United Illuminating Company (UI), Connecticut Natural Gas Corporation (CNG), The Southern Connecticut Gas Company (SCG), and The Berkshire Gas Company (BGC), each more than 100 years old. UI provides for the transmission and delivery of electricity and other energy related services for Connecticut’s Greater New Haven and Bridgeport areas. SCG and CNG are natural gas distribution companies that serve customers in
Connecticut, while Berkshire Gas serves natural gas customers in western Massachusetts. UIL employs more than 1,850 people in the New England region. For more information on UIL Holdings, visit http://www.uil.com.

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Use of Non-GAAP Measures

UIL Holdings believes that a breakdown, presented on a net income and per share basis, of how the acquisition-related financial activities described above contributed to the change in net income is useful in understanding the overall change in the consolidated results of operations for UIL Holdings from one reporting period to another. UIL Holdings presents such per share amounts by taking the dollar amount of the applicable change for the acquisition activity, booked in accordance with generally accepted accounting principles (GAAP), and applying UIL Holdings' combined effective statutory federal and state tax rate and then dividing by the average number of shares of UIL Holdings common stock outstanding for the periods presented. Any such amounts provided are provided for informational purposes only and are not intended to be used to calculate "Pro-forma" amounts.

UIL Holdings also believes earnings per share (EPS) information as presented in its earnings guidance is useful in understanding the earnings expectations for the business, as a whole.  The amounts presented in the earnings guidance show the EPS for each of UIL Holdings’ lines of business.  EPS is calculated by dividing the projected 2011 net income for each line of business by the projected average number of shares of UIL Holdings common stock outstanding for 2011.   Total consolidated EPS is a GAAP-basis presentation.

Forward-Looking Statements

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on UIL Holdings’ expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity, gas and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products and services of UIL Holdings’ subsidiaries, The United Illuminating Company, The Southern Connecticut Gas Company, Connecticut Natural Gas Corporation and The Berkshire Gas Company. Such risks and uncertainties with respect to UIL Holdings’ recent acquisition of The Southern Connecticut Gas Company, Connecticut Natural Gas Corporation and The Berkshire Gas Company include, but are not limited to, the possibility that the expected benefits will not be realized, or will not be realized within the expected time period. The foregoing and other factors are discussed and should be reviewed in UIL Holdings’ most recent Annual Report on Form 10-K and other subsequent periodic filings with the Securities and Exchange Commission. Forward-looking statements included herein speak only as of the date hereof and UIL Holdings undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

The following are summaries of UIL Holdings’ unaudited consolidated financial information for the first quarter of 2011 and 2010:

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UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(In Thousands except per share amounts)
(Unaudited)
	Three Months Ended

	2011	2010

Operating Revenues
Electric distribution and transmission	$198,226	$220,276
Gas distribution	362,824	-
Non-utility	3	4
Total Operating Revenues	561,053	220,280
Operating Expenses
Operation
Purchased power	49,263	75,348
Natural gas purchased	229,343	-
Operation and maintenance	93,998	51,621
Transmission wholesale	17,022	15,476
Depreciation and amortization	36,105	27,251
Taxes - other than income taxes	35,507	17,704
Total Operating Expenses	461,238	187,400
Operating Income	99,815	32,880

Other Income and (Deductions), net	4,665	4,056

Interest Charges, net
Interest on long-term debt	21,337	9,877
Other interest, net	1,307	281
	22,644	10,158
Amortization of debt expense and redemption premiums	830	393
Total Interest Charges, net	23,474	10,551

Income Before Income Taxes, Equity Earnings	81,006	26,385

Income Taxes	31,010	10,341

Income Before Equity Earnings	49,996	16,044
Income (Loss) from Equity Investments	2,062	8

Net Income	52,058	16,052
Less:
Preferred Stock Dividends of
Subsidiary, Noncontrolling Interests	14	-

Net Income attributable to UIL Holdings	$52,044	$16,052

Average Number of Common Shares Outstanding - Basic	50,518	30,013
Average Number of Common Shares Outstanding - Diluted	50,805	30,282

Earnings Per Share of Common Stock - Basic:	$1.03	$0.53

Earnings Per Share of Common Stock - Diluted:	$1.02	$0.53

Cash Dividends Declared per share of Common Stock	$0.432	$0.432

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)
For the Three Months Ended March 31, 2011 and 2010
(Thousands of Dollars)

	2011	2010

Net Income	$52,058	$16,052
Other Comprehensive Income	172	-
Less:
Preferred Stock Dividends of
Subsidiary, Noncontrolling Interests	14	-
Comprehensive Income	$52,216	$16,052

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
	March 31,	December 31,
(thousands of dollars)	2011	2010
ASSETS
Current assets	$574,289	$697,421
Other investments	88,127	85,717
Net property, plant and equipment	2,370,169	2,327,450
Regulatory assets	967,049	925,889
Goodwill	299,976	298,890
Deferred charges and other assets	135,292	120,066
Total Assets	$4,434,902	$4,455,433

LIABILITIES AND CAPITALIZATION
Current liabilities	$494,052	$552,934
Noncurrent liabilities	585,499	577,231
Deferred income taxes	372,275	354,164
Regulatory liabilities	363,677	382,366
Total Liabilities	1,815,503	1,866,695

Long-term debt, net of unamortized discount and premium	1,509,995	1,511,768
Preferred stock of subsidiary	828	828
Net common stock equity	1,108,576	1,076,142
Total Capitalization	2,619,399	2,588,738

Total Liabilities and Capitalization	$4,434,902	$4,455,433